INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into this 17th day of December, 2007, by and among SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah corporation ("Security National"), CAPITAL RESERVE LIFE INSURANCE COMPANY, a Missouri corporation ("Capital Reserve"), and the shareholders of Capital Reserve that have executed the Agreement by Shareholders of Capital Reserve Life Insurance Company  to Sell Shares in Stock Purchase Transaction (the "Shareholders") (each of the foregoing parties is referred to singly, as  a "Party" and collectively, as the "Parties").

WITNESSETH:

WHEREAS, on October 9, 2007, Security National, Capital Reserve, and the Shareholders entered into a stock purchase agreement (the "Stock Purchase Agreement") in which the Shareholders agreed to sell to Security National and Security National agreed to purchase from the Shareholders all of the issued and outstanding shares of stock of Capital Reserve in consideration for purchase consideration payable to the Shareholders on a pro rata basis in an amount equal to the Capital and Surplus of Capital Reserve as of September 30, 2007, plus the interest maintenance reserve and the asset valuation reserve as set forth on the September 30, 2007 Statutory Quarterly Statement of Capital Reserve, plus $1,037,967, less certain adjustments set forth in Section 1.2 of the Stock Purchase Agreement (the "Purchase Consideration"); and

WHEREAS, the Parties amended the Stock Purchase Agreement, effective November 26, 2007; and

WHEREAS, in Section 1.2 of the Stock Purchase Agreement, the Shareholders acknowledge that on June 8, 2007, Darlene Russell ("Russell"), a former employee of Capital Reserve, filed an action against Capital Reserve in the Circuit Court of Cole County, Missouri (Case No. 07ALCC00513) (the "Russell Litigation") for unpaid bonuses allegedly due her in the total amount of $1,486,045, plus interest at the statutory rate of 9% per annum until the judgment is paid in full; and

WHEREAS, if the Russell Litigation is not completely resolved prior to the closing (the "Closing") of the transaction relating to the Stock Purchase Agreement, the Shareholders agree to deposit at Closing $2,100,000 of the Purchase Consideration into an escrow account  (the "Escrow Account") until the Russell Litigation has been completely resolved; and

WHEREAS, the Shareholders agree to deliver a signed indemnification agreement to Capital Reserve and Security National at Closing, in which the Shareholders each agree to indemnify and hold harmless Capital Reserve and Security National for any payments made, and any damages or losses incurred, by Capital Reserve following the Closing relating to a judgment or settlement in the Russell Litigation and for the amount in which the Adjusted Capital and Surplus on September 30, 2007 exceeds the Adjusted Capital and Surplus on the closing date to the extent that such payments have not been previously made or such damages or losses have not been previously satisfied by means of an adjustment in the Purchase Consideration at Closing or from funds in the Escrow Agreement;

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Indemnification.

(a)  Russell Litigation.  The Shareholders agree, jointly, severally and individually, to be liable for and to pay to or reimburse Capital Reserve and Security National for any and all payments made, and any and all damages, obligations, expenses, or losses incurred, by Capital Reserve or Security National following the Closing by reason of or in any way arising out of a judgment or settlement in the Russell Litigation, including any attorney's fees and related expenses paid or incurred by Capital Reserve in defending itself in the Russell Litigation, provided that such payments have not been previously reimbursed or such damages, obligations, expenses, or losses have not been previously paid or satisfied from funds in the Escrow Account.

(b)  Capital and Surplus.  The Shareholders additionally agree, jointly, severally and individually, to be liable for and to pay to or reimburse Capital Reserve and Security National for any and all payments made, and any and all damages, obligations, expenses, or losses incurred, by Capital Reserve or Security National following the Closing by reason of or in any way arising out of the Shareholders' required payment to Security National under Section 1.2 of the Stock Purchase Agreement equal to the amount in which the Adjusted Capital and Surplus of Capital Reserve on September 30, 2007 exceeds the Adjusted Capital and Surplus at Closing, provided that such payments have not been previously made or such damages, obligations, expenses, or losses have not been previously satisfied through an adjustment in the amount of the Purchase Consideration at Closing or by means of payments or reimbursements to Security National or Capital Reserve from funds in the Escrow Account.

2	Indemnification Procedure.

(a)  Notice.  Capital Reserve and Security National shall, as a condition precedent to their right to be indemnified by the Shareholders under this Agreement, give the Shareholders notice in writing as soon as practicable pursuant to the notice provision in Section 4 of this Agreement of any claim made against the Shareholders for which indemnification will or could be sought under this Agreement.  In addition, Capital Reserve and Security National shall give the Shareholders such information and cooperation as such Shareholders may reasonably require and as shall be within Capital Reserve's and Security National's power.

(b)  Procedure.  Any indemnification and advances provided for in Section 1 hereof shall be made no later than forty-five (45) days after receipt of written notice of Capital Reserve or Security National.  If a claim under this Agreement for indemnification is not paid in full by the Shareholders, Capital Reserve and Security National may at any time thereafter bring an action against the Shareholders to recover the unpaid amount of the claim and, subject to Section 10 of this Agreement, Capital Reserve and Security National shall also be entitled to be paid for the expense (including attorneys' fees) of bringing such action.

3.	Additional Indemnification Rights.

(a)  Scope.  Notwithstanding any other provision of this Agreement, the Shareholders hereby agree to indemnify Capital Reserve and Security National to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement or by statute.  In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the rights of a Utah corporation or a Missouri corporation to be indemnified, such changes shall be within the purview of Capital Reserve's and Security National's rights and the Shareholders' obligations under this Agreement.  In the event of any change in the applicable law, statute or rule which narrows the right of a Utah corporation or a Missouri corporation to be indemnified, such changes, to the extent not otherwise required by such law, statute, or rule to be applied to this Agreement shall have no affect on this Agreement or the Parties' rights and obligations hereunder.

(b)  Nonexclusivity.  The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Capital Reserve and Security National may be entitled under any agreement, any vote of stockholders or disinterested directors, Utah or Missouri law, or otherwise.

4.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by courier, or mailed by registered or certified mail (return receipt requested) or if sent by facsimile, confirmation received, to the respective party at the following addresses and/or facsimile numbers, with the original thereof being mailed by registered or certified mail, return receipt requested (or at such other address or facsimile number for the parties hereto as shall be specified by like notice):

(a)	If to Security National, to:

Security National Life Insurance Company
5300 South 360 West, Suite 250
Salt Lake City, Utah 84123
Attn:  Scott M. Quist, President
Facsimile No.: (801) 264-1060
Telephone No.: (801) 265-9882

With a copy to:

Mackey Price Thompson & Ostler
57 West 200 South, Suite 350
Salt Lake City, Utah 84101
Attn:  Randall A. Mackey, Esq.
Facsimile No.: (801) 575-5006
Telephone No.:  (801) 575-5000

(b)	If to Capital Reserve, to:

Capital Reserve Life Insurance Company
812 Madison Street
P.O. Box 896
Jefferson City, Missouri 65102
Attn:  Tony Hutchinson, Vice President
Facsimile No.:  (573) 636-3751
Telephone No.:  (573) 636-3913

(c)	If to Shareholders, to:

Shareholders of Capital Reserve Life Insurance Company
812 Madison Street
P.O. Box 896
Jefferson City, Missouri 65102
Attn:  Jean Warden
Facsimile No.:  (573) 636-3751
Telephone No.:  (573) 636-3913

With a copy to:

J. Randy Snodgrass, CPA
1620 Southridge, Suite A
Jefferson City, Missouri 65109
Facsimile No.:  (573) 893-2872
Telephone No.:  (573) 635-0754

5.         Costs.  Each of the Parties to this Agreement agrees to bear its own costs, expenses and attorney's fees incurred in connection with or relating to this Agreement.  No Party, therefore, has any claim against another Party hereto for costs, expenses and attorney's fees incurred in connection with or relating to the preparation and negotiation of this Agreement.

6.         No Admission of Liability.  This Agreement is not intended to be, and shall not be deemed, construed or treated in any respect as an admission of liability by any Party or entity for any purpose.

7.         Authorized Representatives.  Each Party that has signed this Agreement in a representative capacity for such Party hereby represents and warrants to the Parties hereto that such Party is duly authorized and empowered to bind the Party under this Agreement and to execute and enter into this Agreement on behalf of the Party.

8.         Successors and Assigns.  This Agreement shall be binding upon the Shareholders and their heirs, legal representatives and assigns, and shall inure to benefit of Capital Reserve and Security National and their successors and assigns.

9.         Severability.  If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

10.       Attorney's Fees.  In the event any Party hereto commences a legal action or other proceeding for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney's fees and other costs and expenses incurred in the action or proceeding from the other Party, in addition to any other relief to which such Party may be entitled.

11.       Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto and supersedes all prior agreements and understandings, oral and written, among the Parties hereto relating to the subject matter.  No modification or amendment of this Agreement shall be of any force or effect unless in writing and executed by the Party against whom enforcement is sought.

12.       Governing Law.  This Agreement  shall be governed by and construed in accordance with the laws of the State of Utah.

13.       Counterparts.  This Agreement may be executed in counterparts, either by original signature or by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement effective as of the day and year first above written.

SECURITY NATIONAL LIFE INSURANCE COMPANY

By: /s/ Scott M. Quist
Scott M. Quist, President

CAPITAL RESERVE LIFE INSURANCE COMPANY

By: /s/ Jean P. Warden
Its: President

THE SHAREHOLDERS:

/s/ Leanne Warden Cardwell
Leanne Warden Cardwell

/s/ Deborah J. Miller
Deborah J. Miller

/s/ Kristy J. Neff
Kristy J. Neff

/s/ Laura Warden Smith
Laura Warden Smith

/s/ David H. Warden
David H. Warden

/s/ David H. Warden
David H. Warden for
David A. Warden (Minor Child)

/s/ David H. Warden
David J. Warden

ETHEL M. WARDEN TRUST

By: /s/ Ehtel M. Warden
Ethel M. Warden, Trustee

/s/ Franklin L. Warden
Franklin L. Warden

Franklin L. and Priscilla Ann Warden,
Joint Tenants

By: /s/ Franklin L. Warden
Franklin L. Warden

By: /s/ Priscilla Ann Warden
Priscilla Ann Warden

JEAN P. WARDEN TRUST

By: /s/ Jean P. Warden
Jean P. Warden, Trustee

/s/ Scott J. Warden
Scott J. Warden

/s/ Stephen T. Warden
Stephen T. Warden